EXHIBIT (11)
			      THE MIDLAND COMPANY
			       AND SUBSIDIARIES

	 EXHIBIT (11) - COMPUTATION OF CONSOLIDATED NET INCOME PER SHARE
		 FOR THE YEARS DECEMBER 31, 1994, 1993 AND 1992


				      1994           1993              1992
				  ----------------------------------------------

Net Income                        $ 9,419,000   $ 17,972,000 (a)   $ 11,979,000
				  ==============================================
Weighted average number of
shares outstanding                  2,997,000      3,004,000          2,983,000
				  ==============================================
Primary:
Adjusted weighted average
 shares outstanding - after
 giving effect to conversion of
 stock optionsand stock awards      3,050,000      3,074,000          3,007,000
				  ==============================================
Per share - after giving effect
 to conversion of stock options
 and stock awards (net income
 divided by adjusted weighted
 average shares outstanding)      $      3.09   $       5.85 (a)   $       3.98
				  ==============================================


Fully diluted:
Adjusted weighted average
 shares outstanding - after
 giving effect to conversion of
 stock options and stock awards     3,066,000      3,078,000          3,079,000
				  ==============================================
Per share - after giving effect
 to conversion of stock options
 and stock awards (net income
 divided by adjusted shares
 outstanding)                     $      3.07   $       5.84 (a)   $       3.87
				  ==============================================

(a) Includes a credit of $4,867,000, $1.58 per common share, for the cumulative effect of a change in accounting from the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", effective
January 1, 1993.